Exhibit 99.1

 Benihana Inc. Reports a 5.8% Increase in Fourth Fiscal Quarter 2007
                      Comparable Restaurant Sales

                   Total Restaurant Sales Grew 17.2%


    MIAMI--(BUSINESS WIRE)--April 10, 2007--Benihana Inc. (NASDAQ:
BNHNA; BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported that total restaurant sales increased $10.5 million, or 17.2% to $71.3 million from $60.8 million during the same quarter last year. Company-wide comparable restaurant sales increased 5.8% during the thirteen-week period ended April 1, 2007.

    For the fourth quarter of fiscal 2007, comparable restaurant sales for the Benihana teppanyaki restaurants increased 4.7%. In addition, comparable restaurant sales rose 9.2% at RA Sushi and 9.1% at Haru, with nine and seven restaurants, respectively, in their comparable restaurant base. During the quarter ended April 1, 2007, Benihana teppanyaki restaurants represented approximately 73.7% of total restaurant sales while RA Sushi and Haru accounted for 15.2% and 11.1% of total restaurant sales, respectively.

    There were a total of 975 store-operating weeks during the current fourth fiscal quarter compared with 844 store-operating weeks during the fourth fiscal quarter of 2006. The Company realized an additional 75 store-operating weeks during the current quarter, as a result of a 53-week fiscal year. The additional operating weeks resulted in $5.5 million in restaurant sales during the quarter. Restaurant sales were negatively impacted by approximately $3.2 million, net during the fourth fiscal quarter of 2007 because of temporary closures related to the Company's renovation program.

    For the 53-week fiscal year ending April 1, 2007, company-wide comparable restaurant sales increased 8.5%. Comparable restaurant sales for the Benihana teppanyaki restaurants increased 7.4%, and comparable restaurant sales at RA Sushi and Haru increased 13.3% and 11.0%, respectively. Total restaurant sales increased 11.1% to $271.1 million from $244.0 million.

    "We generated robust comparable sales, during both the fourth quarter and the entire fiscal year 2007, underscoring an attractive market and value proposition, and capping off a strong fiscal year for both top-line growth and development. In fiscal 2008, we expect to continue our momentum by exceeding our guests' expectations at all three concepts, and successfully executing our renovation and restaurant growth initiatives. Underlying our goals is the belief that we are more relevant to the dining public today than at any other time in our 43 year history, and we have great confidence in the future of our Company," said Joel A. Schwartz, Chairman and Chief Executive Officer.

    About Benihana

    Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 79 restaurants nationwide, including 59 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and 13 RA Sushi restaurants. Under development at present are 14 restaurants - four Benihana teppanyaki restaurants, two Haru restaurants, and eight RA Sushi restaurants. In addition, 17 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

    CONTACT: Benihana Inc.
             Joel A. Schwartz, Jose Ortega or Michael R. Burris
             305-593-0770
             or
             ICR
             Raphael Gross or Tom Ryan
             203-682-8200